Exhibit 2

PURCHASE AGREEMENT

This Purchase Agreement dated as of April 6, 2016 is by and between Hallmark Cards, Incorporated (“Hallmark”) and Hallmark Cards GmbH (“HC Germany”).

WHEREAS, Hallmark desires to purchase and HC Germany desires to sell 40 million shares of Class A Common Stock of Crown Media Holdings, Inc. (the “Stock”); and

WHEREAS, Hallmark acknowledges that the Stock is subject to the terms and conditions of that certain Stockholders Agreement dated as of June 29, 2010 by and among H C Crown, LLC, Hallmark and Crown Media Holdings, Inc. (the “Stockholders Agreement”); and

WHEREAS, the parties acknowledge that the stock will ultimately be contributed to a subsidiary of Hallmark.

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Purchase. On the Closing Date and upon receipt of the Purchase Price and subject to the terms and conditions set forth herein, HC Germany will hereby sell, assign, grant, and convey and Hallmark will hereby acquire good and marketable title to the Stock, free and clear of all encumbrances and liens, except as set forth herein. The Closing Date shall be a date to be mutually agreed by the parties.

2. Purchase Price. The Purchase Price shall be a Promissory Note in an amount equal to 40 million multiplied times Five Dollars and Five Cents ($5.05) (“Share Price”) as converted into Euros on the Closing Date; provided, however, that if at any time in the next 90 days, Hallmark, or any of its subsidiaries, agrees to pay a price per share higher than the Share Price to acquire Class A Common Stock of Crown Media Holdings, Inc., then the Share Price shall be adjusted to reflect the higher price (the “Adjusted Share Price”) and the Promissory Note shall be amended to appropriately reflect such Adjusted Share Price. Such Promissory Note shall be substantially in the form attached hereto as Exhibit A.

3. Restrictions on Stock. Hallmark hereby acknowledges that the Stock will continue to be subject to the Stockholders Agreement.

4. Stock Power. Upon closing of the transaction contemplated by this agreement, HC Germany agrees to execute a Stock Power assigning the Stock to Hallmark or Hallmark’s designee, substantially in the form attached hereto as Exhibit B.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HALLMARK CARDS, INCORPORATED

By:	/s/ Brian E. Gardner
Title:	Executive Vice President

HALLMARK CARDS GmbH

By:	/s/ James Shay
Title:	Managing Director

Exhibit A

PROMISSORY NOTE

Date:	As of April , 2016	Amount:	Euro

§1.	Promise to Pay.

For value received, Hallmark Cards, Incorporated (“Hallmark”) hereby promises to pay to the order of Hallmark Cards GmbH (“HC Germany”) at such place as HC Germany may, from time to time specify in writing, the principal and interest amount outstanding under this Note, together with all fees and accrued interest no later than five (5) years from the date hereof (“Maturity Date”) and in accordance with Section 2 hereof. The initial principal amount of this Promissory Note shall be denominated in Euros as set forth above.

§2.	Interest.

§2.1 Loans provided hereunder shall bear interest at a rate equal to the LIBOR Rate for the Interest Period in effect, plus 125 basis points. The initial Interest Period will commence on the effective date hereof and end on the numerically corresponding day in the calendar month that is three months hereafter. Each subsequent Interest Period will commence immediately upon the termination of the prior Interest Period and will end on the numerically corresponding day in the calendar month that is three months thereafter. The LIBOR Rate means the London interbank offered rate administered by the ICE Benchmark Administration (or any successor) for loans denominated in Euros for a length equal to each Interest Period; provided that if any rate for Euro loans is less than zero, such rate shall be deemed to be zero for purposes of this Note.

§2.2 Interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed.

§2.3 Interest shall accrue through and be paid or added to the principal at the end of each Interest Period.

§3.	Repayment and Optional Prepayment.

§3.1 Hallmark shall pay to HC Germany a single principal payment together with all accrued and unpaid interest on the Maturity Date.

§3.2 Hallmark shall have the privilege at any time and from time to time, to prepay this Note in whole or in part without premium or penalty.

§4.	Events of Default.

The following shall constitute an event of default hereunder (an “Event of Default”):

(i)	the failure of Hallmark to make any payment of principal or interest hereunder when the same is due and payable, and such failure to pay continues for a period of five (5) days or more after written notice thereof from HC Germany; or

(ii)	Hallmark or any of its subsidiaries, individually or collectively, shall fail to make any payment of principal or interest in respect of any Material Indebtedness, and such failure shall continue beyond any applicable grace or notice period, or any event or condition occurs that results in any Material Indebtedness to become due or otherwise accelerated. “Material Indebtedness” shall mean any obligation, debt or guaranty in an amount exceeding $50,000,000.

§5.	Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter during the continuance of such Event of Default hereunder, HC Germany shall have the right to declare the entire unpaid amount of principal and interest hereunder immediately due and payable in full without presentation, demand or protest, each of which is hereby waived by Hallmark.

§6	Waivers.

§6.1 The failure by HC Germany to exercise any right or remedy available hereunder in the Event of Default shall in no event be construed as a waiver or release of the same. Likewise, HC Germany shall not, by any act or omission or commission, be deemed to waive any right hereunder unless such waiver is evidenced in writing and signed by HC Germany, and then only to the extent specifically set forth in such writing. Moreover, a waiver with respect to any one event shall not be construed as continuing or as a bar to or waiver of HC Germany’s rights or remedies with respect to any subsequent event.

§6.2 Hallmark expressly waives presentment for payment, notice of dishonor, protest, notice of protest, diligence of collection, and each other notice of any kind, and hereby consent to any number of renewals or extensions of time for payment hereof, which renewals and extensions shall not affect the liability of Hallmark.

§6.3 Hallmark hereby waives and releases all errors, defects and imperfections in any proceeding instituted by HC Germany under the terms hereof as well as all benefits that might accrue to Hallmark by virtue of any present or future laws exempting any property, real, personal or mixed, or any part of the proceeds arising from any sale of such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Hallmark agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part or in any other manner desired by HC Germany.

§7.	Notices.

Each notice required to be given to any party hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when sent by certified or registered mail, return receipt requested, to the party at its respective address as follows or to such other address as indicated by such party in writing:

Hallmark:	Hallmark Cards, Incorporated
2501 McGee, MD #342
Kansas City, MO 64108
ATTN: Chief Financial Officer

With a copy to:	Hallmark Cards, Incorporated
2501 McGee, MD #339
Kansas City, MO 64108
ATTN: General Counsel

HC Germany:	Hallmark Cards GmbH
c/o James Shay, Managing Director
2501 McGee, MD #342
Kansas City, MO 64108

§8.	Assignability.

This Agreement shall be binding upon and inure to the benefit of Hallmark and HC Germany and their respective successors and assigns.

§9.	Modifications.

This Note may be modified only in a writing signed by Hallmark and HC Germany. Any amendment, extension of time or any other modification shall not affect Hallmark’s obligations hereunder.

§10.	Governing Law.

This Note shall be governed by and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

§11.	Severability.

If any provision of this Note or the application thereof is declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall be unaffected and remain valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned officer has executed this Note as of the day and year first above written thereby legally binding such party to the terms hereof.

HALLMARK CARDS, INCORPORATED

By:

Name:

Title:

Exhibit B

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      Forty Million (40,000,000) shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) of Crown Media Holdings, Inc. (the “Company”), standing in the undersigned’s name on the books of the Company, and does hereby irrevocably constitute and appoint                      as attorney to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated:             , 2016

HALLMARK CARDS GMBH

By:
	Name:	James Shay
	Title:	Managing Director